Exhibit 99.1

News Release

Contact:

Margo Nison

Keane Public Relations

617-241-9200 x1272

Albie Jarvis

Porter Novelli

617-897-8200 x236

KEANE ANNOUNCES NEW SHARE REPURCHASE PROGRAM

BOSTON, June 14, 2004 – Keane, Inc. (NYSE: KEA) today announced that its Board of Directors has authorized the Company to repurchase 3 million shares of its common stock over the next 12 months.

The authorization replaces the 3 million share repurchase authorization announced by Keane on June 12, 2003.  Keane repurchased approximately 1.8 million shares under this previous program, which has expired.

Share repurchases may be made on the open market or in negotiated transactions and the Company’s management based on its evaluation of market and economic conditions and other factors will determine the timing and amount of shares repurchased.  The repurchase program will be funded using the Company’s cash reserves.  The Company reported that the repurchased shares will be available for use in connection with the Company’s stock option plans, employee stock purchase and other stock benefit plans, and for general corporate purposes, including acquisitions.

About Keane

Keane, Inc. (NYSE: KEA), helps clients to improve their business operations and IT effectiveness by delivering a broad range of business consulting and outsourcing services designed to achieve near-term and sustainable business benefit.  Specifically, Keane focuses on highly synergistic service offerings, including: Application Development & Integration, Application Outsourcing, and Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Keane delivers its services through an integrated network of branch offices in North America and the United Kingdom, and via SEI CMM Level 5 evaluated Advanced Development Centers (ADCs) in Canada and India.  Information on Keane is available on the Internet at www.keane.com.

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